Exhibit 99.1

Clear Channel Outdoor Holdings, Inc. Announces Clear Channel International B.V.’s New

Term Loan Facility and Concurrent Redemption of Existing Secured Notes

San Antonio, TX, March 25, 2024 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) announced today that the Company’s indirect, wholly owned subsidiary, Clear Channel International B.V. (“CCIBV”), entered into a credit agreement (the “CCIBV Credit Agreement”) on March 22, 2024 (the “Closing Date”) governing CCIBV’s new term loan facility (the “CCIBV Term Loan Facility”). Under the agreement, JPMorgan Chase Bank, N.A. serves as administrative agent and collateral agent, and J.P. Morgan SE serves as lead arranger and bookrunner.

The CCIBV Term Loan Facility is comprised of two tranches of term loans (the “Term Loans”), totaling an aggregate principal amount of $375.0 million: (1) a “fixed rate” tranche of term loans in an aggregate principal amount of $300.0 million (the “Fixed Rate Term Loan Tranche”), bearing interest at a fixed rate of 7.5% per annum; and (2) a “floating rate” tranche of term loans in an aggregate principal amount of $75.0 million (the “Floating Rate Term Loan Tranche”), bearing interest at a floating rate equal to the benchmark rate “Term SOFR” plus 2.25% per annum (subject to a floor rate of 5.25% per annum). The CCIBV Term Loan Facility matures on April 1, 2027 (the “Maturity Date”) and has no scheduled amortization payments prior to the Maturity Date.

The CCIBV Credit Agreement, among other covenants and obligations, requires CCIBV to make certain mandatory prepayments, subject to certain requirements and exceptions, and permits CCIBV to make voluntary prepayments at its discretion. Any principal payments in respect of the Term Loans made in connection with certain asset sales, a “change of control” (or a sale of all or substantially all of CCIBV’s assets) or a similar transformative transaction may be prepaid at par and will not be subject to any premium.

Otherwise, generally, prior to the first anniversary of the Closing Date, principal payments in respect of the Term Loans will be subject to a customary make-whole premium and, thereafter, a customary step-down until the third anniversary of the Closing Date, after which the Term Loans may be prepaid at par and will not be subject to any premium.

CCIBV used the proceeds of the CCIBV Term Loan Facility, together with cash on-hand, to redeem all of its outstanding 6.625% senior secured notes due 2025 with an aggregate principal amount of $375.0 million and to pay certain related transaction fees and expenses.

Additional information on the CCIBV Term Loan Facility and the form of credit agreement related thereto is available in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

About Clear Channel Outdoor Holdings

The Company is at the forefront of driving innovation in the out-of-home advertising industry. The Company’s dynamic advertising platform is broadening the pool of advertisers using its medium through the expansion of digital billboards and displays and the integration of data analytics and programmatic capabilities that deliver measurable campaigns that are simpler to buy. By leveraging the scale, reach and flexibility of its diverse portfolio of assets, the Company connects advertisers with millions of consumers every month across more than 330,000 print and digital displays in 19 countries, excluding countries held for sale.

For further information, please contact:

Eileen McLaughlin

Vice President - Investor Relations

(646) 355-2399

InvestorRelations@clearchannel.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release constitute “forward-looking statements,” including within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include, but are not limited to, all statements other than those made solely with respect to historical facts and include, but are not limited to, statements related to the CCIBV Term Loan Facility. The words “will,” “believe,” “expect,” “anticipate,” “continue,” “look forward to,” “well-positioned to,” “remains,” “further,” “estimate,” “forecast,” “goals,” “targets” and similar words and expressions are intended to identify such forward-looking statements. In addition, numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, whether the consummation of any asset sales and the timing and use of proceeds related thereto. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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